Exhibit 99.8

INVESTOR RIGHTS AGREEMENT

between

ATHENS ACQUISITION LLC,

and

BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD.

Dated as of April 25, 2013

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of April 25, 2013 and effective as of the Effective Date (defined below), between Athens Acquisition LLC, a Delaware limited liability company (“Athens”), and Brigade Leveraged Capital Structures Fund Ltd. (the “Investor”).

RECITALS

WHEREAS, Athens has entered into agreements with third parties to purchase a majority of the shares of Greektown Superholdings, Inc., a Delaware corporation (the “Company”); and

WHEREAS, Athens and the Investor desire to establish herein certain terms and conditions, including provisions relating to the transfer of Company Securities, and providing for certain other matters.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Certain Defined Terms.

As used herein, the following terms shall have the following meanings:

“A-1 Common Stock” means the Series A-1 common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“A-2 Common Stock” means the Series A-2 common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“A-1 Preferred Stock” means the Series A-1 convertible preferred stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“A-2 Preferred Stock” means the Series A-2 participating convertible preferred stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning assigned to such term in the preamble.

“Athens” has the meaning assigned to such term in the preamble.

“beneficial owner” or “beneficially own” has the meaning given to such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Company Securities or other voting securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed beneficially to own any security solely as a result of such Person’s execution of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Charter” means the Certificate of Incorporation of the Company, as in effect as of the date of the Stockholders Agreement and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Stockholders Agreement.

“Claims” means any and all manner of obligations, claims, controversies, charges, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, promises, trespasses, judgments, torts, suits, actions and causes of action, claims for relief, demands, rights, damages (including, but not limited to, compensatory, punitive and exemplary damages), expenses, attorneys’ fees, costs, debts and liabilities of every kind and nature, whether foreseen or unforeseen, fixed or contingent, matured or unmatured, accrued or unaccrued and whether direct, indirect or derivative.

“Company” has the meaning assigned to such term in the recitals.

“Company Securities” means A-1 Common Stock, A-2 Common Stock, A-1 Preferred Stock, A-2 Preferred Stock, the warrants exercisable for A-1 Preferred Stock and the warrants exercisable for A-2 Preferred Stock.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” has the meaning assigned to such term in the Stockholders Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Investor” has the meaning assigned to such term in the preamble.

“Law” means any laws (including common law), statutes, ordinances, codes, rules, regulations, orders (including any injunctions, judgments, doctrines, decrees, rulings, writs, assessments or arbitration awards of any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational) and decrees.

“MGCB” means the Michigan Gaming Control Board.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof.

“Representative” means, with respect to a Person, the officers, directors, employees, agents, accountants, lawyers, advisors, bankers and other representatives of such Person.

“Sale Period” has the meaning assigned to such term in Section 2.1(a).

“Sale Price” means $90 per Company Security; provided, however, that to the extent that the Investor exercises a “Conversion Right” (as such term is defined in the Charter in effect as of the date of the Stockholders Agreement) pursuant to Article Fourth, Section 5 of the Charter, the “Sale Price” per Company Security payable to the Investor shall be equal to 100 multiplied by a fraction (i) the numerator of which is $90 and (ii) the denominator of which is the “Series A Reference Price” (as such term is defined in the Charter in effect as of the date of the Stockholders Agreement) as of the date of exercise of the Sale Right.

“Sale Right” has the meaning assigned to such term in Section 2.1(a).

“Sale Right Closing Date” has the meaning assigned to such term in Section 2.1(a).

“Sale Right Exercise Notice” has the meaning assigned to such term in Section 2.1(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of April 8, 2013, between the Company and Athens.

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests of any such entity or the general partner or managing member.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, voting, receipt of dividends or other distributions, hypothecation or similar disposition of, any shares of Company Securities beneficially owned by a Person or any interest in any Company Securities beneficially owned by a Person, including, but not limited to, any swap or any other agreement including a transaction that transfers or separates, in whole or in part, any of the economic consequences of ownership of shares of Company Securities and/or voting thereof, whether such transaction is to be settled by delivery of Company Securities, other securities, cash or otherwise.

Section 1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CONTRACTUAL RIGHT TO SELL

Section 2.1 Contractual Right to Sell.

(a) From the Effective Date until the later to occur of December 31, 2013 and six (6) months following the Effective Date (the “Sale Period”), the Investor shall have the non-transferable right to sell to Athens (the “Sale Right”), and Athens shall be obligated to purchase, subject to applicable MGCB approval, if any, all Company Securities held by the Investor on the date hereof, pursuant to and on and subject to the terms and conditions of this Section 2.1. In the event that Investor elects to exercise the Sale Right, the Investor shall deliver to Athens a written notice (a “Sale Right Exercise Notice”) in the form attached hereto as Annex 1 specifying a closing date for the purchase and sale of the Company Securities held by the Investor, which date shall be on or before the last day of the Sale Period (a “Sale Right Closing Date”).

(b) The purchase price for each of the Company Securities shall be an amount equal to the Sale Price.

(c) On the applicable Sale Right Closing Date, the Investor shall deliver to Athens (i) the Company Securities being sold, free and clear of any lien, claim, or encumbrance, (ii) such instruments of transfer and other documents, including evidence of ownership and authority, as Athens may reasonably request, and (iii) a reaffirmation of the release, waivers, representations and warranties contained in Section 3.1, including as to all matters arising up to and including the time of consummation of the sale, effective as of the Sale Right Closing Date. Concurrently with the deliveries by the Investor described in the preceding sentence, Athens shall pay to such holders the Sale Price. Closing costs and all other charges (except for payment of gains taxes, which shall be payable solely by the selling holder) involved in closing the sale shall be divided pro rata between the Investor, on the one hand, and Athens, on the other (except each party shall pay its own attorneys’ fees).

(d) The Investor shall be prohibited from exercising the Sale Right granted pursuant to Section 2.1(a) if, prior to exercising the Sale Right, it, or any of its respective Subsidiaries or Affiliates, has asserted any Claims against Athens or the Company, any of their respective Subsidiaries or Affiliates, or any of their respective directors, principals, members, partners or officers.

ARTICLE III RELEASES

Section 3.1 Release by Investor. Effective from and after the date hereof, the Investor, on behalf of itself, its Subsidiaries and Affiliates and each of their respective directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns, hereby:

(a) voluntarily and knowingly releases, remises, acquits and forever discharges Athens, the Company, each of their respective Subsidiaries and Affiliates and each of their respective directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns from any and all Claims that it or any of its Subsidiaries or Affiliates may have had prior to, or has as of, the date of this Agreement or that arise in the future from events or occurrences taken place prior to or as of the date of this Agreement;

(b) expressly waives the assertion that the release provided under Section 3.1(a) does not extend to Claims which each such party did not know or suspect to exist in its favor on the date hereof, which, if known by it, would have materially affected such release; and

(c) represents and warrants that none of the Claims that each such party may have had prior to, or has as of, the date of this Agreement or that may arise in the future from events or occurrences taken place prior to or as of the date of this Agreement have been sold, assigned or transferred to any Person or entity.

Section 3.2 Release by Athens. Effective from and after the date hereof, Athens, on behalf of itself, its Subsidiaries and Affiliates and each of their respective directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns, hereby:

(a) voluntarily and knowingly releases, remises, acquits and forever discharges the Investor, its Subsidiaries and Affiliates and each of their respective directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns from any and all Claims that Athens or any of its Subsidiaries or Affiliates may have had prior to, or has as of, the date of this Agreement or that arise in the future from events or occurrences taken place prior to or as of the date of this Agreement;

(b) expressly waives the assertion that the release provided under Section 3.2(a) does not extend to Claims which each such party did not know or suspect to exist in its favor on the date hereof, which, if known by it, would have materially affected such release; and

(c) represents and warrants that none of the Claims that each such party may have had prior to, or has as of, the date of this Agreement or that may arise in the future from events or occurrences taken place prior to or as of the date of this Agreement have been sold, assigned or transferred to any Person or entity.

Notwithstanding the foregoing, Athens does not release, and the above provisions do not apply, in respect of any Person or entity that does not also release Athens and all of the above Athens related Persons and entities from any and all Claims.

Section 3.3 Appraisal as Sole Remedy Upon a Long-Form Merger. The Investor hereby agrees that its sole remedy in the case of Athens and the Company engaging in a long-form merger pursuant to Section 251, Section 252, Section 263 or Section 264 of the Delaware General Corporation Law is appraisal rights pursuant to Section 262 of the Delaware General Corporation Law.

Section 3.4 Limitation on Releases. Notwithstanding the foregoing, nothing in this Article III shall release Athens, the Investor or any of their respective Subsidiaries or Affiliates from the obligations set forth in this Agreement (and, in the case of Athens and its Subsidiaries and Affiliates, the Stockholders Agreement) or from any Claims arising out of or relating to a breach, violation or failure to perform under this Agreement (and, in the case of Athens and its Subsidiaries and Affiliates, the Stockholders Agreement).

ARTICLE IV

MISCELLANEOUS

Section 4.1 MGCB Matters. The parties shall jointly submit a fully executed copy of this Agreement to the MGCB within one (1) Business Day following the date hereof. In the event that the MGCB or the staff of the MGCB advises Athens or the Investor that approval of this Agreement by the MGCB is required, Athens and the Investor shall cooperate as reasonably necessary to promptly request any such required approval.

Section 4.2 Amendments and Modifications; Termination. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party. This Agreement shall terminate and be of no further force or effect immediately upon the date (i) the Investor ceases to own any Company Securities or (ii) the consummation of a sale or other Transfer of Company Securities by Athens and/or its Affiliates (including, without limitation, by merger) such that following such sale or other Transfer neither Athens nor any of its Affiliates beneficially owns a majority of Company Securities.

Section 4.3 Waivers. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 4.4 Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, however, this Agreement may not be assigned by Investor without the prior written consent of Athens, which Athens may withhold in its sole discretion.

Section 4.5 Non-Disparagement. The Investor hereby covenants and agrees that it will not, at any time from the date hereof until the date upon which Athens causes the Company to effect the Short-Form Merger pursuant to Section 2.6 of the Stockholders Agreement, directly or indirectly, orally, in writing or through any medium, disparage, defame or otherwise damage or assail the reputation, integrity or professionalism of Athens, the Company or their respective Affiliates and Subsidiaries. Nothing in this Section 4.5 shall preclude the Investor from making truthful statements that are reasonably necessary to comply with applicable Law, regulation or legal process, or to defend or enforce its respective rights under this Agreement.

Section 4.6 Legend.

(a) All certificates or other instruments (including any statement issued by the Company’s registrar in connection with a book-entry system) representing the Company Securities held by the Investor shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS [CERTIFICATE/ STATEMENT] ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AND AN INVESTOR RIGHTS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS [CERTIFICATE/STATEMENT] MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND SUCH INVESTOR RIGHTS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS [CERTIFICATE/STATEMENT], BY ACCEPTANCE OF THIS [CERTIFICATE/STATEMENT], AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND SUCH INVESTOR RIGHTS AGREEMENT.”

Section 4.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next Business Day; provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

(i) if to the Company, to:

Greektown Superholdings, Inc.

555 East Lafayette Avenue

Detroit, Michigan 48226

Attention: Richard L. Vitali

Facsimile: (313) 961-3006

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Keith A. Pagnani

   Melissa Sawyer

Facsimile: (212) 558-3588

(ii) if to Athens, to:

Athens Acquisition LLC

1086 Woodward Avenue

Detroit, Michigan 48226

Attention: Matthew Cullen

Facsimile: (313) 382-9425

with a copy (which shall not constitute notice) to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan 48226

Attention: Donald J. Kunz

Facsimile: (313) 465-7455

and

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, New York 10166

Attention: Dennis J. Block

Facsimile: (212) 805-5555

(iii) if to Investor, to:

Brigade Leveraged Capital Structures Fund Ltd.

399 Park Avenue, 16th Floor

New York, New York 10022

Facsimile: (212) 745-9701

Section 4.8 Entire Agreement. This Agreement and the Stockholders Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 4.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 4.10 Governing Law; Jurisdiction. This agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

Section 4.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by a party hereto or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 4.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.13 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.

Section 4.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 4.15 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 4.16 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile or PDF signature(s).

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IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

ATHENS ACQUISITION LLC

By:	/s/ Matthew Cullen
Name:
Title:

BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD.

By:	/s/ Donald E. Morgan, III
Name:	Donald E. Morgan, III
Title:	Managing Member of its Investment Manager

[Investor Rights Agreement dated April 25, 2013]

ANNEX 1

FORM OF SALE RIGHT EXERCISE NOTICE

Reference is made to that certain Investor Rights Agreement (the “Agreement”), dated as of April 25, 2013, between Athens Acquisition LLC and the undersigned securityholder (the “Investor”).

The Investor hereby gives notice of its exercise of the Sale Right (as such term is defined in the Agreement) pursuant to Section 2.1 of the Agreement with respect to the following Company Securities (as such term is defined in the Agreement):

Number of Company Securities	Type of Company Securities
[Insert number of Subject Securities]	Shares of Series A-1 Common Stock
[Insert number of Subject Securities]	Shares of Series A-2 Common Stock
[Insert number of Subject Securities]	Shares of Series A-1 Preferred Stock
[Insert number of Subject Securities]	Shares of Series A-2 Preferred Stock
[Insert number of Subject Securities]	Warrants exercisable for shares of Series A-1 Preferred Stock
[Insert number of Subject Securities]	Warrants exercisable for shares of Series A-2 Preferred Stock

The closing date for the purchase and sale of the Company Securities identified in this notice shall be: [date].

BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD.

By:
Name:
Title: